                                                                     EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                          CORNERSTONE PROPERTIES INC.



                 Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the Articles of Incorporation of Cornerstone Properties Inc., as amended to the date of this certificate, are hereby restated as follows:

                                   ARTICLE 1

                                      NAME

                 Effective at 12:01 a.m. on September 18, 1995, the name of the Corporation is CORNERSTONE PROPERTIES INC.

                                   ARTICLE 2

                               PERIOD OF DURATION

                 The period of duration of the Corporation is perpetual.

                                   ARTICLE 3

                                    PURPOSE

                 The purpose for which the Corporation is organized is to engage in the business of making real estate investments (directly or as a partner), including, without limitation, the acquisition, development, encumbrance and disposal of real estate or interests in real estate and all activities related thereto, either on the Corporation's own behalf or on behalf of other persons or entities, to do all acts and things in furtherance of such purposes and to engage in any lawful activity.

                                   ARTICLE 4

                             DATA RESPECTING SHARES

                 Section 4.01 Authorized Shares. The aggregate number of shares that the Corporation shall have the authority to issue is One Hundred Fifteen Million (115,000,000) shares of Capital Stock consisting of Fifteen Million (15,000,000) shares of Preferred Stock with no par value per share and One Hundred Million (100,000,000) shares of Common Stock with no par value per share.

                 The designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of each class are as follows:

                 1. The Preferred Stock is to be issued in one or more series, from time to time, with each such series to have such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the creation of such series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

                 (i) The number of shares to constitute the series and the distinctive designation thereof;

                 (ii) The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from what date or dates;

                 (iii) Whether or not the shares of the series shall be redeemable and, if redeemable, the terms and provisions upon which the shares of the series may be redeemed and the premium, if any, and any dividends accrued thereon which the shares of the series shall be entitled to receive upon redemption thereof;

                 (iv) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                 (v) Whether or not the shares of the series shall be convertible into shares of any class or classes, with or without par value, or of any other series of the same class, and, if convertible, the terms of conversion, the conversion price or prices or the rate at which such conversion may be made and the method, if any, of adjusting the same;

                 (vi) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                 (vii) The restrictions, if any, on the payment of dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the





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         series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

                 (viii) Whether the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

                 (ix) Any other relative rights, preferences and limitations of that series.

                 2. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for the respective series, before any dividends shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

                 3. Any shares of any series of Preferred Stock which shall at any time have been redeemed or purchased or otherwise retired pursuant to law by the Corporation, upon compliance with the applicable provisions of law, and any such shares surrendered to the Corporation for conversion or exchange into or for other shares of the Corporation, shall have the status of authorized and unissued shares of Preferred Stock.

                 4. Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock, and after complying with respect to any retirement or sinking fund or funds for any series of Preferred Stock, the Board of Directors may, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock with respect to the payment of dividends on any series of Preferred Stock, declare and pay dividends on the Common Stock, and the Preferred Stock shall not be entitled to share therein.

                 5. The holders of Common Stock shall have the right to vote on all questions to the exclusion of the Preferred Stock except as by law expressly provided or as otherwise provided in the resolution or resolutions creating any series of Preferred Stock. At all meetings of the stockholders of the Corporation the holders of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by them, respectively.

                 Section 4.02 Assessment of Shares. The Capital Stock of the Corporation, after the amount of subscription price has been paid, shall not be subject to pay the debts of the Corporation, and no Capital Stock issued as fully paid up shall ever be assessable or assessed.

                 Section 4.03 Denial of Preemptive Rights. No shareholder of the Corporation shall have any preemptive or other right, by reason of his status as a shareholder, to acquire any unissued shares, treasury shares, or securities convertible into shares of the Capital Stock of the Corporation. This denial of preemptive rights shall, and is intended to, negate any





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rights which would otherwise be given to shareholders pursuant to NRS 78.265 or any successor statute.

                 Section 4.04 Treasury Shares. Capital Stock issued and thereafter acquired by the Corporation shall not carry voting or dividend rights and shall not be counted as outstanding shares for any purpose.

                                   ARTICLE 5

                  PRINCIPAL OFFICE AND INITIAL RESIDENT AGENT

                 Section 5.01 Principal Office. The address of the principal office of the Corporation is One East First Street, Reno, Washoe County, Nevada 89501.

                 Section 5.02 Initial Resident Agent. The name of the initial resident agent of the Corporation, a corporate resident of the State of Nevada, whose business address is at the above address, is THE CORPORATION TRUST COMPANY OF NEVADA.

                                   ARTICLE 6

                           DATA RESPECTING DIRECTORS

                 Section 6.01 Style of Governing Board. The members of the governing board of the Corporation shall be styled Directors.

                 Section 6.02 Initial Board of Directors. The initial Board of Directors shall consist of four (4) members, who need not be residents of the State of Nevada or shareholders of the Corporation.

                 Section 6.03 Names and Addresses. The names and post office addresses of the persons who are to serve as Directors until the next annual meeting of the shareholders, or until their successors shall have been elected and qualified, are as follows:

               Name                                   Post Office Address
               ----                                   -------------------
         Dr. Rolf-E. Breuer                           Deutsche Bank AG
                                                      Taunusanlage 12
                                                      60325 Frankfurt am Main

         Blake Eagle                                  M.I.T. Center for Real Estate
                                                      Building W31 - 310
                                                      Cambridge, MA  02139





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

         Dr. Karl-Ludwig Hermann                      93 Doubling Road
                                                      Greenwich, CT  06830

         Gerhard A. Koning                            Commerzbank AG
                                                      Neue Mainzer Strasse 32 -36
                                                      D-60261 Frankfurt am Main

         Hans C. Mautner                              Corporate Property Investors, Inc.
                                                      3 Dag Hammarskjold Plaza
                                                      305 East 47th Street
                                                      New York, NY  10017

         John S. Moody                                Cornerstone Properties Inc.
                                                      31 West 52nd Street, Suite 1600
                                                      New York, NY  10019

         Gerald Rauenhorst                            Opus Corporation
                                                      800 Opus Center
                                                      9900 Bren Road East
                                                      Minneapolis, MN  55440

         Dr. Walter Schorr                            Bankhaus Gebrueder Bethmann
                                                      Bethmannstrasse 7 - 9
                                                      60311 Frankfurt am Main

         Michael J.G. Topham                          Hines
                                                      #1 Hans Street
                                                      London SW1 XOJD
                                                      England

         Berthold T. Wetteskind                       Deutsche Immobilien Anlagegesellschaft mbH
                                                      Bockenheimer Landstrasse 42
                                                      60323 Frankfurt am Main

                 Section 6.04 Vacancies. All vacancies, including without limitation those caused by an increase in the number of Directors, may be filled by a majority of the remaining Directors, even though less than a quorum.





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
                                   ARTICLE 7

                         DATA RESPECTING INCORPORATORS

                 The names and post office addresses of the incorporators of the Corporation are as follows:

               Name                                                 Post Office Address
               ----                                                 -------------------
         August E. Shouse                                           First City National Bank Bldg.
                                                                    Houston, Texas  77002

         Glendon E. Johnson, Jr.                                    First City National Bank Bldg.
                                                                    Houston, Texas  77002

         Robert J. Bachman                                          First City National Bank Bldg.
                                                                    Houston, Texas  77002

                                   ARTICLE 8

                           PROTECTION OF REIT STATUS

                 Section 8.01 So long as the Corporation has two or more stockholders and subject to the terms and provisions of this Article,

                 (a) Shares of stock of the Corporation shall not be transferred to any Person (as defined in Section 8.03, below) if such transfer would cause such Person to be the Owner (as defined in Section 8.03, below) of more than 6% of the value of the outstanding shares of capital stock (the "Limit") of the Corporation, and any intended transferee of such shares shall acquire no rights in such shares.

                 (b) No Person shall at any time be or become the Owner of shares in excess of the Limit. If, notwithstanding the provisions of (a) above, at any time a Person shall be or become an Owner of shares of the Corporation in excess of the Limit, those shares of the Corporation most recently acquired by such Person which are in excess of the Limit, including for this purpose shares deemed Owned through attribution, shall constitute "Excess Shares." Excess Shares shall have the following characteristics:

                          (1) The Owner of Excess Shares shall be deemed to have transferred those shares to the Corporation as trustee (the "Trustee') for the benefit of such Person to whom such Owner shall later transfer such shares provided that such shares shall not be Excess Shares in the hands of such Person;





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                          (2)     An interest in the trust holding such Excess
                 Shares shall be freely transferable by the Owner thereof at a price not in excess of the price paid by such Owner for the Excess Shares;

                          (3) Holders of Excess Shares shall not be entitled to exercise any voting rights with respect to such Excess Shares;

                          (4) Excess Shares shall not be deemed to be outstanding for the purpose of determining a quorum at the annual meeting or any special meeting of stockholders;

                          (5) Any dividends or other distributions with respect to Excess Shares which would have been payable in respect of shares of the Corporation had they not constituted "Excess Shares" shall be accumulated by the Trustee and deposited in a savings account in a New York bank (which may be the Corporation's dividend disbursing agent) for the benefit of, and be payable to, the holder or holders of such shares of the Corporation at such time as such Excess Shares shall cease to be Excess Shares; and

                          (6) Excess Shares shall be deemed to have been offered for sale to the Corporation or its designee at their fair market value for a period of ninety (90) days from the date of (i) the transfer of stock which made the shares Excess Shares if the Corporation has actual knowledge that such transfer creates Excess Shares as of the date of transfer or
                 (ii) if such transfer is not actually known to the Corporation, the determination by the Board of Directors in good faith by resolution duly adopted that a transfer creating Excess Shares has taken place. Fair market value shall be determined as of the date of (i) or (ii) above, as appropriate, and shall be the closing price on the Frankfurt, Luxembourg or Dusseldorf stock exchanges; but if the shares are not listed on the Frankfurt, Luxembourg or Dusseldorf stock exchanges or on any national stock exchange in the United States, then the bid price in the over-the-counter market; but if the shares are not traded in the over-the-counter market, then the price as determined in good faith by the Board of Directors.

                 (c) If, notwithstanding the provisions of (a) above, any Person shall knowingly own shares in excess of the Limit and the Corporation would have qualified as a real estate investment trust ("REIT"), or would not have been a personal holding company but for the fact that more than 50% of the value of its shares are held by five or fewer individuals in the last half of the taxable year in violation of the requirements of the Internal Revenue Code (the "Code"), then that Person, and all legal entities which constitute that Person, shall be jointly and severally liable for and shall pay to the Corporation and each shareholder of the Corporation other than such Person, on demand, such amounts as will, after taking





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         account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation and each such shareholder of the Corporation as a result of the Corporation losing its REIT qualification or being deemed a personal holding company, put the Corporation and each such shareholder of the Corporation in the same financial position as it would have been in had it not lost such REIT qualification or become a personal holding company (the "Indemnity"). If more than one Person shall hold Excess Shares which cause loss of REIT qualification, then all such Persons, together with all legal entities which constitute any of them, shall be jointly and severally liable, with right of contribution, for the Indemnity. However, the foregoing sentences shall not require that the Corporation proceed against any one or several of such Persons or the legal entities which constitute them. Should the loss of REIT qualification occur as described above, then the Corporation may seek to have its qualification restored for the next taxable year, but shall not be required to do so. If the Corporation either decides not to attempt to requalify for the succeeding year, or is refused such requalification, the Indemnity shall be applicable to all five taxable years, or such longer or shorter period as successor provisions of the Code shall require, until the Corporation is again permitted to qualify as a REIT. Should the Corporation decide not to seek requalification as a REIT at the end of such period, then the Indemnity shall cease as of the end of the fifth taxable year following loss of REIT qualification.

                 (d) All certificates evidencing ownership of shares of the Corporation shall bear a conspicuous legend describing the restrictions set forth in this Article.

                 Section 8.02     (a)   If the Board of Directors shall at any
time determine in good faith, by resolution duly adopted, that a transfer has taken place in violation of Section 8.01(a) or that a Person intends to acquire or has acquired Ownership of any shares of the Corporation which, upon acquisition, has or would become Excess Shares, the Board of Directors may, but shall not be obligated to, take such action as it deems advisable to prevent or to refuse to give effect to such transfer or acquisition, including but not limited to refusing to give effect to such transfer or acquisition on the books of the Corporation or instituting proceedings to enjoin such transfer or acquisition.

                 (b) Each Person who enters into a transfer in violation of Section 8.01(a), or is or becomes the Owner of Excess Shares, is obliged immediately to give or cause to be given written notice thereof to the Corporation and such other information as the Corporation may reasonably require of such Person (1) with respect to identifying all Owners and amount of Ownership of its outstanding shares held directly or by attribution by such Person, and (2) such other information as may be necessary to determine the Corporation's status under the Code.

                 Section 8.03 For the purpose of determinations to be made under this Article,





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                 (a)      A Person shall be considered to "Own," be the "Owner"
         or have "Ownership" of shares if he is treated as owner of such shares for purposes of Subchapter M, Part II of the Code, including ownership by reason of the application of the ownership provisions of Sections 542 and 544 of the Code;

                 (b) "Person" includes an individual, corporation, partnership, estate, trust, association, joint stock company or other entity but does not include (i) any corporation, partnership, association, joint stock company or other entity of which (A) the principal voting securities are regularly traded on a national securities exchange (including the Frankfurt, Luxembourg or Dusseldorf stock exchanges) or quoted on an inter-broker quotation system and (B) no more than the Applicable Percentage of the value of its capital stock is owned beneficially, directly or indirectly (including all shares deemed owned under Section 856(h) of the Code), by any individual; or (ii) any other person whose ownership of Excess Shares the Board of Directors shall determine in good faith would not jeopardize the Company's REIT status under Section 856 of the Code;

                 (c) "Applicable Percentage," for any corporation, partnership, association, joint stock company or other entity referred to in Section 8.03(b)(i), shall be 12% for any such entity that owns less than 50% of the value of the capital stock of the Company and, for all other such entities, shall be 6%; and

                 (d) In the case of an ambiguity in the application of any of the provisions of (a), (b) and (c) above, the Board of Directors shall have the power to determine for the purposes of this Article on the basis of information known to it (i) whether any Person Owns shares, (ii) whether any two or more individuals, corporations, partnerships, estates, trusts, associations or joint stock companies or other entities constitute a Person, and (iii) whether any of the entities of (ii) above constitute a group.

                 Section 8.04 If any provision of this Article or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                 Section 8.05 Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as they deem necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT under the Code.

                 Section 8.06 Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding shares of common stock of the Corporation then entitled to vote shall be required





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to alter, amend, adopt any provision inconsistent with, or repeal, this Article
8 or any provision hereof.





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